Exhibit 23.2

CONSENT

I, Ralph Michael, III, hereby consent to the use, in the Registration Statement on Form S-3 of FBR Capital Markets Corporation (the “Company”), to which this consent is filed as an exhibit included therein, of my name as director nominee standing for election at the Company’s annual meeting of shareholders to be held on June 4, 2009.

/s/ Ralph Michael, III
Ralph Michael, III

Date: May 21, 2009